Exhibit 10.1

Execution Copy

RECEIVABLES PURCHASE AGREEMENT

Dated as of July 1, 2008

AMONG

TRIBUNE COMPANY,

as Parent and as Servicer

SUBSIDIARIES OF PARENT PARTY HERETO

as Sub-Originators

AND

TRIBUNE RECEIVABLES, LLC

as Buyer

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ii

		Page
SECTION 8.09.	CHOICE OF LAW	34

SECTION 8.10.	CONSENT TO JURISDICTION	34

SECTION 8.11.	WAIVER OF JURY TRIAL	34

SECTION 8.12.	USA PATRIOT Act	34

SECTION 8.13.	Binding Effect; Assignability	34

SECTION 8.14.	Integration; Survival of Termination; Severability	35

Exhibit I	Definitions
Exhibit II	Places of Business; Jurisdiction of Organization;
	Organizational Numbers; Other Names
Exhibit III	Names of Collection Banks; Collection Accounts
Exhibit IV	Account Control Agreement Form
Exhibit V	Form of Intercompany Note
Exhibit VI	Form of Joinder Agreement

iii

THIS RECEIVABLES PURCHASE AGREEMENT, dated as of July 1, 2008, is by and among Tribune Company, a Delaware corporation, as the parent (the “Parent”) and as the Servicer (the “Servicer”), certain subsidiaries of the Parent parties hereto (each such subsidiary, or any other subsidiary that hereafter becomes party hereto under Section 1.10 hereof, a “Sub-Originator” and all such subsidiaries collectively, the “Sub-Originators”) and Tribune Receivables LLC, a Delaware limited liability company (the “Buyer”).  The Parent and the Sub-Originators are hereinafter referred to as, individually, an “Originator” and collectively, the “Originators”.  Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Each Originator now owns, and from time to time hereafter will own, Receivables.  Each Sub-Originator wishes to sell and assign to the Parent, and the Parent wishes to purchase from such Sub-Originator, all of such Sub-Originator’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.  The Parent wishes to sell and assign to the Buyer, and the Buyer wishes to purchase from the Parent, all of the Parent’s right, title and interest in and to its Receivables (including the Receivables acquired by the Parent from the Sub-Originators), together with the Related Security and Collections with respect thereto.

The Originators and the Buyer intend the transactions contemplated hereby to be (a) true sales of the Receivables from each Sub-Originator to the Parent, providing the Parent with the full benefits of ownership of the Receivables, and none of the Sub-Originators and the Parent intends these transactions to be, or for any purpose to be characterized as, loans from the Parent to any Sub-Originator; and (b) true sales of the Receivables from the Parent to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and neither the Parent nor the Buyer intends these transactions to be, or for any purpose to be characterized as, loans from the Buyer to the Parent.

To fund its acquisitions under this Agreement, the Buyer may from time to time request Loans from the Lenders on the terms and conditions established in the Receivables Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS

SECTION 1.01.  Purchase of Receivables.

(a)           Effective on the date hereof, in consideration for the Purchase Price with respect to each Sub-Originator and upon the terms and subject to the conditions set forth herein, such Sub-Originator does hereby sell, assign, transfer, set-over and otherwise convey to the Parent, and the Parent does hereby purchase from such Sub-Originator, all of such Sub-Originator’s right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof and all Receivables thereafter arising through and including the Termination Date for such Originator, together, in each case, with all Related Security relating thereto and all Collections and other proceeds thereof (the “Receivables Property”).  In accordance with the preceding sentence, on the date hereof the Parent shall acquire all of each Sub-Originator’s right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof and thereafter arising through and including the Termination Date for such Originator, together with all the related Receivables Property.  In addition, each Sub-Originator hereby transfers to the Parent its interest in, and control of, if any, the Lock-Boxes and Collection Accounts.

(b)           Effective on the date hereof, in consideration for the Purchase Price with respect to the Parent and upon the terms and subject to the conditions set forth herein, the Parent does hereby sell, assign, transfer, set-over and otherwise convey to the Buyer, and the Buyer does hereby purchase from the Parent, all of the Parent’s right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof and all Receivables thereafter arising through and including the Termination Date for Parent, including, in each case, Receivables acquired by the Parent from each Sub-Originator and together with all the related Receivables Property.  In accordance with the preceding sentence, on the date hereof the Buyer shall acquire all of the Parent’s right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof and thereafter arising through and including the Termination Date for Parent, together with all the Receivables Property with respect to all of the foregoing.  In addition, the Parent hereby transfers to the Buyer its interest in, and control of, if any, the Lock-Boxes and Collection Accounts.

(c)           It is the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a “sale of accounts” or “sale of payment intangibles” (as such terms are used in Article 9 of the UCC) and therefor this Agreement is intended to create a “security interest” (and shall constitute a “security agreement”) within the meaning of Article 9 of the UCC.  Such sale is absolute and irrevocable and provides the related Transferee with the full benefits of ownership of the Receivables.  The sale of Receivables hereunder is made without recourse to the selling Originator; provided, however, that (i) each Originator shall be liable for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by the related Transferee or any assignee thereof of any obligation of any Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of such Originator.  In view of the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, each Originator agrees that it will, on or prior to the date hereof and in accordance with Section 1.05 (Records), mark its master data processing records relating to the Receivables with a legend reasonably acceptable to the Buyer and the Administrative Agent, evidencing that the Buyer has purchased such Receivables, directly or indirectly through the Parent, as provided in this Agreement and to note in its financial statements that its Receivables have been sold to the Buyer.  Upon the request of the Parent, the Buyer or Administrative Agent, each Originator will execute (if necessary) and file, and hereby authorizes the Parent, Buyer or the Administrative Agent to file, such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of the ownership interest of Parent and Buyer and the security interest of Buyer’s assignee in the Receivables and the Receivables Property with respect thereto, or as the Buyer or its assignee may reasonably request.

(d)           Promptly upon the Buyer’s receipt of a request from the Parent to do so, the Buyer shall give a written notice of the type described in the Receivables Loan Agreement and shall cause the Termination Date to occur with respect to an Originator at such time as the Parent shall specify in accordance with the Receivables Loan Agreement.

SECTION 1.02.  Payment for the Purchase.

(a)           The Purchase Price for the Purchase of an Originator’s Receivables in existence on the close of business on the Business Day immediately preceding the date hereof (the “Initial Cutoff Date”) shall be payable in full by the applicable Transferee to such Originator on the date hereof, and shall be paid to such Originator in the following manner:

(i)            by delivery of immediately available funds, provided that in the case of payments by the Buyer to the Parent, such delivery shall be only to the extent of funds made available to the Buyer in connection with the Loans requested by the Buyer from the Lenders under the Receivables Loan Agreement, and

(ii)           solely in the case of Purchase Price payments owing from the Buyer to the Parent by delivery of the proceeds of a revolving loan from the Parent to the Buyer (a “Purchase Price Loan”) in an amount not to exceed the lesser of (A) the remaining unpaid portion of such Purchase Price, and (B) the maximum Purchase Price Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount; and

(iii)          solely in the case of Purchase Price payments owing from the Buyer to Parent and to the extent of the remaining Purchase Price payments on or prior to the Termination Date, by the Parent’s making a capital contribution to Buyer.

The Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and owing in full by a Transferee to its related selling Originator or its designee on the date each such Receivable came into existence (except that the Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by the Parent to such Transferee hereunder and which have become due but remain unpaid) and shall be paid to Parent in the manner provided in the following paragraphs (b), (c) and (d).

(b)           With respect to any Receivables coming into existence after the date hereof and prior to the Termination Date for an Originator, on each Monthly Settlement Date, a Transferee shall pay the applicable Originator the Purchase Price therefor in accordance with Section 1.02 and in the following manner:

(i)            by delivery of immediately available funds, provided that in the case of payments by the Buyer to the Parent, such delivery shall be only to the extent of funds available to the Buyer from the Receivables Loan Agreement or other cash on hand;

(ii)           solely in the case of Purchase Price payments owing from the Buyer to the Parent, by delivery of the proceeds of a Purchase Price Loan, provided that the making of any such Purchase Price Loan shall be subject to the limitations set forth in Section 1.02(a)(ii); and

(iii)          solely in the case of Purchase Price payments owing from the Buyer to Parent and to the extent of the remaining Purchase Price payments, by the Parent’s making a capital contribution to Buyer (it being understood that the Parent has the right to declare the Facility Termination Date pursuant to clause (e) of the definition of such term if it decides in its sole discretion not to make further capital contributions hereunder).

Subject to the limitations set forth in Section 1.02(a), the Parent irrevocably agrees to advance each Purchase Price Loan requested by the Buyer on or prior to the Termination Date.  The Purchase Price Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Intercompany Note and shall be payable solely from funds which the Buyer is not required under the Receivables Loan Agreement to set aside for the benefit of, or otherwise pay over to, the Lenders or the other Secured Parties.  The Parent is hereby authorized by the Buyer to endorse on the schedule attached to the Intercompany Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of the Buyer thereunder.

(c)           From and after its Termination Date, no Originator shall be obligated to (but may, at its option) sell Receivables to its related Transferee.

(d)           Although the Purchase Price for each Receivable coming into existence after the date hereof shall be due and payable in full by each Transferee to the related Originator on the date such Receivable came into existence, settlement of the Purchase Price between Buyer and Parent shall be effected on a monthly basis on each Monthly Settlement Date with respect to all Receivables coming into existence during the same Calculation Period and based on the information contained in the Monthly Report delivered by the Servicer pursuant to Clause 2.3(a) (Monthly Reports) of the Servicing Agreement for the Calculation Period then most recently ended.  Although settlement shall be effected on Monthly Settlement Dates, increases or decreases in the amount owing under the Intercompany Note made pursuant to Section 1.02(b) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

SECTION 1.03.  Deemed Collections.

(a)           If on any day a Receivable or any part thereof becomes a Diluted Receivable, each applicable Originator shall be deemed to have received on such day a Collection of such Receivable in the amount of such Diluted Receivable or part thereof or if less, the part thereof that causes such Receivable to become a Diluted Receivable.

(b)           If on any day it is determined that (i) any of the representations or warranties in Section 3.01 (a) through (o) or (q) through (v) (Representations and Warranties of

Originators) was untrue insofar as it relates to a particular Acquired Receivable or Acquired Receivables or the nature of the Buyer’s (or Administrative Agent’s) interest in such Acquired Receivable or Acquired Receivables, in each case, at the time of purchase or contribution of such Acquired Receivable or Acquired Receivables hereunder, (ii) the representation in Section 3.01 (p) (Eligible Receivables) was untrue insofar as it relates to a particular Acquired Receivable or Acquired Receivables or the nature of the Buyer’s (or Administrative Agent’s) interest in such Acquired Receivable or Acquired Receivables, in each case, at the time such representation or warranty was made with respect to such Acquired Receivable or Acquired Receivables or (iii) an Originator has breached any covenant contained in Section 4.19 (Title) insofar as it relates to a particular Acquired Receivable or Acquired Receivables, the applicable Originator shall be deemed to have received on such day a Collection of such Acquired Receivable or Acquired Receivables in an amount equal to the Unpaid Balance thereof.  If on any day it is determined that any of the representations or warranties in Clause 3.1 of the Servicing Agreement (Representations and Warranties of the Servicer) was untrue insofar as it relates to a particular Pool Receivable or Pool Receivables at the time such representation or warranty was made with respect to such Pool Receivable or Pool Receivables, the Servicer shall, unless such breach has been otherwise waived, be deemed to have received on such day a Collection of such Pool Receivable or Pool Receivables in an amount equal to the Unpaid Balance thereof.

(c)           Subject to Section 1.03(d), and without duplication, not later than the first Business Day after any Originator is deemed pursuant to this Section to have received any Deemed Collection, such Originator shall deposit to a Collection Account, in same day funds, the amount of such Deemed Collection.  Not later than the first Business Day after any Originator deposits to a Collection Account the amount of any Deemed Collection, pursuant to this Section 1.03, the Servicer shall transfer the amount of such Deemed Collection from the applicable Collection Account to the Borrower Concentration Account, in same day funds.  Any such amount shall be applied as a Collection in accordance with Sections 2.6 (Application of Collections Prior to Facility Termination Date) or 2.7 (Application of Collections after Facility Termination Date) of the Receivables Loan Agreement, as applicable.

(d)           Notwithstanding the foregoing, so long as (i) the Borrower does not need cash to satisfy obligations then due, (ii) no Trigger Event or an Originator Termination Event (regardless of whether such Originator Termination Event applies to a specific Originator or all of the Originators) has occurred and (iii) the Termination Date has not occurred, the Originators may make payments for such Deemed Collections by netting them against the Purchase Price payable to Parent from Buyer in accordance with Section 1.02 (Payment for the Purchase).

SECTION 1.04.  Payments and Computations, Etc.  (a) Subject to Section 1.02(d), all amounts to be paid or deposited by a Transferee hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator designated from time to time by such Originator or as otherwise directed by such Originator.  In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day.  If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, interest (calculated at a rate per annum equal to the Default Rate) in respect thereof until paid in full; provided, however, that such interest shall not at any time exceed the maximum rate permitted by applicable law.  All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed and interest shall accrue from day to day.

(b)           Notwithstanding anything herein to the contrary, any payments or deposits to be made by the Buyer under this Agreement shall be made solely from funds available to the Buyer that are not otherwise required to be applied or set-aside for the payment of any obligations of the Buyer under the Receivables Loan Agreement or any other Transaction Document and shall be non-recourse other than with respect to such available funds and, without limiting Section 8.05 (No proceedings), if ever and until such time as the Buyer has sufficient funds to make such payment shall not constitute a claim against the Buyer.

SECTION 1.05.  Records.

(a)           In connection with the Purchases and contributions of Receivables and Receivables Property hereunder, each Sub-Originator hereby sells, assigns and otherwise transfers and conveys to Parent, and Parent hereby sells, assigns and otherwise transfers and conveys to the Buyer all of such Originator’s right and title to and interest in all documents, purchase orders, invoices, agreements, books, records and other information relating to the Receivables and Receivables Property with respect thereto, the applicable Contracts and the related Obligors whether now existing or hereafter arising (collectively, the “Records”), without the need for any further documentation in connection therewith.  To the extent any Originator is prohibited by applicable Law from selling, assigning or otherwise transferring or conveying any Records, such Originator shall, upon the request of the Buyer or the Administrative Agent at any time an Originator Termination Event has occurred and is continuing, provide a copy of such Records to the Buyer or the Administrative Agent, as applicable.

(b)           Each Originator shall, upon request of Parent, the Buyer or the Administrative Agent following a Trigger Event or Originator Termination Event, transfer to the Administrative Agent (or its designee), or license, or cause to be licensed, to the Administrative Agent (or its designee) an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all computer tapes, software and programs, data processing software and storage media used by such Originator to account for the Receivables, to the extent necessary or desirable to permit Parent, the Buyer and the Administrative Agent to exercise their respective ownership and other interests acquired under or pursuant to this Agreement, and to administer or service the Receivables, whether such computer tapes, software and programs, data processing software and storage media are owned by such Originator or are owned by others and used by such Originator under license agreements with respect thereto.  Any such license granted hereby shall be irrevocable.  To the extent any such transfer or license would require the payment of any license fee or other amount, such Originator agrees to pay such fee or other amount out of its own funds promptly upon demand by the Administrative Agent.

(c)           Each Originator shall cooperate with and assist the Servicer in the performance of its responsibilities as Servicer under the Servicing Agreement and under the other Transaction Documents, including providing access to and transferring to the Servicer all Records related to the Collateral and allowing the Servicer to use all licenses, hardware or software necessary or desirable to collect, service, obtain or store information regarding the Receivables.

(d)           Prior to the occurrence of the Originator Payout Date with respect to an Originator, if such Originator ceases to be a Sub-Servicer (or, if applicable, Servicer), such Originator hereby agrees to download, prepare and distribute, promptly and effectively, all data relating to the Receivables in usable form as reasonably requested by the Buyer, Parent, Administrative Agent and/or the Servicer from time to time.

(e)           Each Originator shall take such action reasonably requested from time to time by the Parent, the Buyer and/or any of the Buyer’s assigns that may be necessary to ensure that the Parent, the Buyer and the Buyer’s assigns have an enforceable ownership interest in the Records relating to the Receivables and Receivables Property purchased or otherwise acquired from such Originator hereunder.

(f)            Upon the reasonable request of the Administrative Agent, each Originator shall cooperate, assist and otherwise take all necessary actions as may be required to ensure that all relevant personal data is transferred to the Administrative Agent in accordance with applicable Law, including entering into further deeds or documents which may be required to comply with any such legislation or regulations relating to data protection.

SECTION 1.06.  Rights of Buyer Under UCC.  After any Originator Termination Event, the Buyer and the Administrative Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies against the applicable Originators provided to a purchaser of accounts and payment intangibles under the UCC and other applicable Law, which rights and remedies shall be cumulative.

SECTION 1.07.  No Repurchases.  Except to the extent expressly set forth herein, no Originator shall have any right or obligation under this Agreement, by implication or otherwise, to repurchase from the Parent or the Buyer any Acquired Receivables or any Receivables Property with respect thereto or to rescind or otherwise retroactively affect any Purchase or contribution of any Acquired Receivable or any Receivables Property with respect thereto after it is sold or contributed to the Parent or the Buyer hereunder.

SECTION 1.08.  Certain Allocations.  Each of the parties hereto agrees that with respect to a payment by an Obligor, (i) if application of such payment to a specific Receivable is required by contract or applicable Law or clearly indicated by facts or circumstances or if such Obligor designates that a payment be applied to a specific Receivable, such payment shall be applied to such Receivable, and (ii) otherwise, all Collections from an Obligor shall be applied to the oldest Receivables (whether or not such Receivables are Acquired Receivables) of such Obligor.

SECTION 1.09.  Termination of Status as an Originator.  Any Sub-Originator may, upon ten (10) Business Days prior written notice to the Parent, the Buyer and the Administrative Agent, irrevocably terminate its right and obligation to sell Receivables to Parent pursuant to this Agreement if the Buyer consents to such termination and the conditions to such consent set forth in Clause 11.14 (Limitations on the Addition and Termination of Originators) of the Receivables Loan Agreement are satisfied, in which case the Termination Date shall occur as of the end of the Calculation Period in which such notice period expires with respect to such Sub-Originator on the date specified by such Originator; provided, however, that, for the avoidance of doubt, (i) Section 7.02 (Effect of Termination Date) shall apply; and (ii) Parent may not terminate its right and obligation to sell or contribute Receivables hereunder unless the Termination Date shall have occurred with respect to all Sub-Originators.

SECTION 1.10.  Addition of Sub-Originator.  Subject to the terms and conditions hereof and of Clause 11.14 (Limitations on the Addition and Termination of Originators) of the Receivables Loan Agreement, from time to time one or more direct or indirect Qualifying Subsidiaries of Parent may become additional Sub-Originators parties hereto.  If any such Subsidiary wishes to become an Additional Originator, the Parent shall give 15 Business Days’ prior written notice to the Administrative Agent.  Such wholly-owned Subsidiary shall become an Additional Originator party hereto upon the later of (i) satisfaction of the terms and conditions set forth in such Clause 11.14, and (ii) the effective date of the Joinder Agreement pertaining to such Additional Originator (the “Originator Addition Date.”)

ARTICLE II

CONDITIONS OF PURCHASE

SECTION 2.01.  Conditions Precedent to Purchases.  The Parent’s and the Buyer’s respective obligations to pay the Purchase Price for the initial Purchase of Receivables from the Originators hereunder is subject to the conditions precedent that the Buyer shall have received on or before the date of such Purchase all of the instruments, documents, agreements, certificates and opinions specified in Schedule 4 (Condition Precedent Documents) to the Receivables Loan Agreement, each (unless otherwise indicated in Schedule 4 (Condition Precedent Documents) of the Receivables Loan Agreement) dated such date, in form and substance satisfactory to the Buyer and the Administrative Agent.

SECTION 2.02.  Condition Precedent to Each Originator’s Obligations.  The obligation of each Originator to sell or contribute Receivables and Receivables Property generated by it and existing on any date (including on the Closing Date) to the Parent and the Buyer shall be subject to the condition precedent that on such date no voluntary or involuntary bankruptcy, insolvency, reorganization or other similar case or proceeding is pending against such Originator, the Parent or the Buyer under any applicable Insolvency Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Representations and Warranties of Originators.  Each Sub-Originator hereby represents and warrants with respect to itself as Originator, and the Parent hereby represents and warrants with respect to itself as Originator and with respect to each Sub-Originator, on the Effective Date applicable thereto, the date of each Purchase or contribution hereunder and (except with respect to subclauses (e) and (i)) on each Reporting Date, for the benefit of Buyer and the Administrative Agent that:

(a)           Corporate Existence and Power.  It (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, and (iii) has all corporate or other organizational power, authority and all licenses, authorizations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is conducted, in each case unless the failure to have the same would not be reasonably expected to have a Material Adverse Effect.

(b)           Power and Authority; Due Authorization Execution and Delivery; No Conflict.  The execution, delivery and performance by it of this Agreement and any other Transaction Document to which it is a party, including such Originator’s sale of Receivables and Receivables Property related thereto hereunder and such Originator’s use of the proceeds of Purchases (i) are within its organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) are in its interest and it will receive the organizational benefit as a result of the transactions contemplated by this Agreement and the other Transaction Documents and the value of the consideration obtained by it under the Transaction Documents is not less than the value of the consideration which it provides under the Transaction Documents, (iv) do not contravene or constitute a default under (A) such Originator’s Organic Documents, (B) any applicable Law, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property in each case unless such failure would not reasonably be expected to have a Material Adverse Effect and (v) do not result in or require the creation or imposition of any Adverse Claim upon or with respect to any Acquired Receivable, Receivables Property related thereto or any Collection Account in each case unless such Adverse Claim would not be reasonably expected to have a Material Adverse Effect.  This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by it.

(c)           Governmental Authorization.  No authorization or approval or other action by, and no notice to or filing or registration with, any Official Body or official thereof or any third party is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party or any other document to be delivered by it hereunder or thereunder, except for the filing or registration of UCC financing statements and other actions taken or referred to in Schedule 4 (Conditions Precedent Documents) to the Receivables Loan Agreement, all of which have been (or on or before the applicable Effective Date will have been) duly made or taken, as the case may be, and are in full force and effect. No transaction contemplated hereby or by any Transaction Document requires compliance with any bulk sales act or similar law to which it is subject.

(d)           Binding Effect.  This Agreement and each of the other Transaction Documents to which it is a party constitutes its legal, valid and binding obligation enforceable against such Originator in accordance with its terms, subject to any limitation on the enforceability thereof against it arising from the application of any applicable Insolvency Law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e)           Actions, Suits.  Except as disclosed in reports filed with the Securities and Exchange Commission prior to the Closing Date, there are no actions, suits, investigations, litigation or proceedings at law or in equity or by or before any Official Body now pending or, to the actual knowledge of a Responsible Officer, threatened against or affecting it or its

Subsidiaries or any of its or their business, revenues or other property (i) which question the validity of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby (excluding any litigation or proceeding against any Obligor) or (ii) which individually or in the aggregate could be reasonably expected to have a Material Adverse Effect.  It has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, in each case unless the failure to comply with the same would not reasonably be expected to have a Material Adverse Effect.  It is not in any respect in default or violation of any order, judgment or decree of any Official Body, in each case unless the failure to comply with the same would not reasonably be expected to have a Material Adverse Effect.

(f)            Use of Proceeds.  No proceeds of any Purchase will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(g)           Good Title; Perfection.  Immediately prior to each Purchase or contribution of the Originator’s right, title and interest to, in and under any Receivables from such Originator hereunder, such Originator was the owner of such Receivables and all Receivables Property with respect thereto, free and clear of any Adverse Claim (except as created pursuant to the Transaction Documents).  Upon each purchase or contribution of the Originator’s right, title and interest to, in and under any Receivables, the applicable Transferee shall have acquired a valid and perfected first priority ownership interest ranking ahead of any other ownership interest, security interest and other interest of any creditor of such Originator in of such Receivables and in the Receivables Property with respect thereto and the proceeds of the foregoing, in each case free and clear of any Adverse Claim (except as created pursuant to the Transaction Documents).  No effective financing statement or other instrument similar in effect is filed in any recording office listing such Originator as debtor, covering any such Receivable, related Receivables Property or Collection Account, or any interest therein or proceeds thereof.

(h)           Accuracy of Information.  (i) Each Portfolio Report and Supplemental Report is complete and accurate in all material respects as of its date, (ii) all other written information, data, exhibits, documents, books, records and reports furnished by or on behalf of it to the Buyer or any Secured Party in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby are true and accurate in all material respects as of the date stated or certified and do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (iii) all annual and quarterly financial statements which have been furnished by or on behalf of it (A) have been prepared in accordance with GAAP consistently applied and (B) fairly present in all material respects the financial condition of it as of the dates set forth therein and the results of any of its operations and, if applicable, its consolidated Subsidiaries for the periods ended on such dates, subject to year end adjustments and the absence of footnotes in the case of unaudited statements.

(i)            Tax Filings.  It has (i) timely filed or caused to be filed all Tax returns required to be filed, except to the extent failure to file would not reasonably be expected to have a Material Adverse Effect, and (ii) paid or made adequate provision for the payment of all Taxes, assessments and other governmental charges due and payable by it, except any such Taxes, assessments or other governmental charges that are being contested in good faith by appropriate proceedings and for which it has set aside in its books adequate reserves in accordance with GAAP.  Except in the case of KPLR, Inc. and Tribune Television New Orleans, Inc., it either (x) qualifies as an S corporation or a qualified subchapter S subsidiary within the meaning of IRC Section 1361 and 1362 or (y) is a disregarded entity and not treated as an entity separate from the Parent for U.S. federal tax purposes.

(j)            Jurisdiction of Organization, Places of Business and Locations of Records.  (i) The jurisdiction of organization, the principal place of business and chief executive office, for the last five years, of such Originator are located as described on Exhibit II (Places of Business; Jurisdiction of Organization; Organizational Numbers; Other Names) or such other locations of which the Buyer and the Administrative Agent have been notified in accordance with Section 4.26 (Reporting Requirements) in jurisdictions where all action required by Section 4.26 (Reporting Requirements) has been taken and completed.  (ii) Such Originator’s Federal Employer Identification Number and its organizational identification number, if any, is correctly set forth on Exhibit II (Places of Business; Jurisdiction of Organization; Organizational Numbers; Other Names).

(k)           Collections.  (i) The names and addresses of all the Facility Account Banks, together with the account numbers of the Facility Accounts maintained at such Facility Account Banks and the post office box numbers and address of each Lock-Box are as specified in Schedule 5 (Facility Accounts and Account Banks) to the Receivables Loan Agreement (as the same may be updated from time to time pursuant to Section 4.08 (Further Assurances; Change in Name or Jurisdiction of Organization).  Each Facility Account is subject to a valid and enforceable Account Control Agreement and the Administrative Agent, on behalf of the Secured Parties, has a valid and perfected security interest or pledge over each Borrower Account, free and clear of Adverse Claims other than those created by the Transaction Documents.  The applicable Originator has the right to transfer ownership of such Facility Account hereunder.  Such Originator has not granted any Person, other than the Buyer and the Administrative Agent as contemplated by the Transaction Documents, ownership, dominion or control of any Lock-Box or Facility Account or the right to take ownership, dominion or control of any such Lock-Box or Facility Account at a future time or upon the occurrence of a future event.  All Obligors have been directed to make all payments to the Collection Accounts or the related lockbox described in Schedule 5 to the Receivables Loan Agreement, subject to Transition Exceptions.  Except as provided in Section 4.07 (Deposits to Collection Accounts), such Originator will use commercially reasonable efforts to permit only Collections of Acquired Receivables to be deposited into the Collection Accounts.  Each of the Facility Account Banks is an Eligible Account Bank.

(l)            Names.  (i) During the preceding five years, such Originator has not used any corporate name other than the name in which it has executed this Agreement and the other names listed on Exhibit II (Places of Business; Jurisdiction of Organization; Organizational Numbers; Other Names); (ii) the exact legal name of each entity to which such Originator is the successor by merger or other operation of law (each a “Predecessor Entity”) during the preceding five years is listed on Exhibit II (Places of Business; Jurisdiction of Organization;

Organizational Numbers; Other Names); (iii) for each Predecessor Entity, the principal place of business and chief executive office for each for the last five years and the jurisdiction of organization of each are listed on Exhibit II (Places of Business; Jurisdiction of Organization; Organizational Numbers; Other Names); (iv) the exact legal name of each entity from which such Originator acquired assets in other than the ordinary course of business (each an “Asset Originator”) during the preceding five years is listed on Exhibit II (Places of Business; Jurisdiction of Organization; Organizational Numbers; Other Names); and (v) for each Asset Originator, the principal place of business and chief executive office for each of the last five years and the jurisdiction of organization of each are listed on Exhibit II (Places of Business; Jurisdiction of Organization; Organizational Numbers; Other Names).

(m)          Ownership.  The Parent owns, directly or indirectly, 100% of the equity interest of each Sub-Originator, free and clear of any Adverse Claim.  Such equity interest is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire any equity interest in any Sub-Originator.

(n)           Not an Investment Company.  It is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

(o)           Debts; Insolvency.  It is able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become due.  It has sufficient capital with which to conduct the businesses in which it is engaged.  It does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they become due, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.  It is not insolvent and will not become insolvent as a result of any sale or contribution or the performance of its obligations under the Transaction Documents.  Each remittance of Collections to the Buyer, a Facility Account, the Servicer or the Administrative Agent will have been made in the ordinary course of its business or financial affairs.

(p)           Eligible Receivables.  Each Acquired Receivable included as an Eligible Receivable in any Portfolio Report was an Eligible Receivable as of the date of such Portfolio Report.

(q)           ERISA.  It and its ERISA Affiliates are in compliance with the provisions of the Senior Loan Agreement relating to ERISA and/or Plans (including Section 4.01(t)), as such provisions are in effect on the Closing Date, as modified by Approved Amendments.  No Adverse Claim exists in favor of the Pension Benefit Guaranty Corporation on any of the Receivables and other Receivables Property.

(r)            Pari Passu.  Its obligations under this Agreement and the other Transaction Documents to which it is a party rank at least pari passu with all of its unsecured unsubordinated Indebtedness.

(s)           Portfolio Reports.  It or the Servicer has the capability to identify each Receivable sold hereunder or included in the Portfolio Reports.

(t)            Separateness.  It has not taken any action that would cause the Buyer to cease to be in compliance with Clause 5.1(i) (Separateness) of the Receivables Loan Agreement.

(u)           Payments to Originator.  The Purchase Price paid for each Receivable and the related Receivables Property purchased hereunder constitutes fair consideration, reasonably equivalent value and fair market value.  Each Purchase or contribution hereunder shall not have been made for or on account of an antecedent debt owed by such Originator to the applicable Transferee, and no such sale or contribution is or may be voidable or subject to avoidance under any clause of any Insolvency Law.  The sales and, if applicable, contributions of Receivables by such Originator to the applicable Transferee pursuant to this Agreement, and all other transactions between such Originator and the applicable Transferee, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of such Originator or any of its Affiliates.

(v)           No Adverse Selection.  To the extent that Parent has identified which of its Subsidiaries will be Originators and other Subsidiaries originate receivables that would be Eligible Receivables but which have not been transferred to Buyer hereunder, Parent has not selected those Subsidiaries in any manner that materially adversely affects Buyer or the Secured Parties.

SECTION 3.02.  Representations and Warranties of Buyer.  The Buyer represents and warrants as follows on each Effective Date, by reference to the facts and circumstances existing on the Effective Date:

(a)           It (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of the state of Delaware, and (ii) is duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, and (iii) has all organizational power and all licenses, authorizations, consents and approvals of all Official Bodies required to carry on its business in each jurisdiction in which its business is now conducted, in each case unless the failure to have the same would not be reasonably expected to have a Material Adverse Effect.

(b)           The execution, delivery and performance by the Buyer of this Agreement and each other Transaction Document to which it is a party, including the Buyer’s purchase or acceptance of a contribution of Receivables and the other Receivables Property hereunder, (i) are within the Buyer’s organizational powers, (ii) have been duly authorized by all necessary organizational action and (iii) do not contravene or constitute a default under (A) the Buyer’s Organic Documents, (B) any Law applicable to the Buyer, (C) any contractual restriction binding on or affecting the Buyer or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting the Buyer or its property and (iv) do not result in or require the creation or imposition of any Adverse Claim upon or with respect to any Acquired Receivable, Receivables Property or any Collection Account, in each case unless such failure would not reasonably be expected to have a Material Adverse Effect.  Each of the Transaction Documents to which the Buyer is a party has been duly executed and delivered by the Buyer.

(c)           No authorization or approval or other action by, and no notice to or filing with, any Official Body is required for the due execution, delivery and performance by the Buyer of this Agreement or any other Transaction Document to which it is a party or any other document to be delivered by it thereunder, except for the filing of UCC financing statements and other actions referred to in Schedule 4 (Conditions Precedent Documents) to the Receivables Loan Agreement all of which have been (or on or before the applicable Effective Date will have been) duly made and are in full force and effect.

(d)           This Agreement and each other Transaction Document to which the Buyer is a party constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to any limitation on the enforceability thereof against it arising from the application of any applicable Insolvency Law or by general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or at law.  Each remittance of Collections by the Originator to the Buyer hereunder will have been (i) in satisfaction of an obligation incurred by the Originator in the ordinary course of business or financial affairs of the Buyer and (ii) made in the ordinary course of business or financial affairs of the Buyer.

ARTICLE IV
COVENANTS

Until the applicable Originator Payout Date, (x) each Sub-Originator covenants and agrees on its own behalf and with respect to itself as Originator as set out in this Article IV, and (y) the Parent covenants and agrees with respect to itself as Originator and each Sub-Originator:

SECTION 4.01.  Compliance with Laws, Etc.  It will comply in all material respects with all applicable Laws and preserve and maintain its organizational existence, rights, franchises, qualifications and privileges, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.

SECTION 4.02.  Records and Procedures.  It will keep its records concerning the Receivables and Receivables Property at (a) the address of such Originator applicable for the purposes of Schedule 2 (Address and Notice Information) to the Receivables Loan Agreement on the applicable Effective Date or (ii) upon fifteen (15) days prior written notice to the Parent, the Buyer and the Administrative Agent, at any other locations in jurisdictions where all actions necessary or requested by the Parent, the Buyer and the Administrative Agent to protect and perfect the Parent’s, the Buyer’s (and the Buyer’s assigns’) security interest in the Acquired Receivables and Receivables Property have been taken and completed.  It also will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables, the Receivables Property related thereto and related Contracts in the event of the loss or destruction of the originals thereof) and keep and maintain all documents, books, records and other information necessary or advisable for the collection of all Receivables and Receivables Property (including records adequate to permit the daily identification of each Receivable and all Collections thereof and adjustments thereto).  It shall give the Parent, the Buyer and the Funding Agents prompt notice of any change in its administrative and operating procedures referred to in the previous sentence that would materially affect (A) data or calculations included in any Portfolio Report or used to determine the existence of a Facility Event, (B) financial tests, (C) revenue recognition or (D) the Receivables.

SECTION 4.03.  Notice of Interests in Receivables.  The master computer file for the Originators’ billing system shall disclose the Parent’s ownership of, the Buyer’s ownership of, and the Administrative Agent’s security interest in, the Acquired Receivables.

SECTION 4.04.  Sales, Liens, Etc.  It will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Acquired Receivables or Receivables Property or any Collection Account, or any of its rights, title and interest in, to and under any of them (including any right to receive income in respect thereof) or assign any right to receive income in respect thereof, except as otherwise expressly provided for in the Transaction Documents.

SECTION 4.05.  Extension or Amendment of Receivables and Contracts.  Except as provided in Clause 2.2(c) (Duties of the Servicer) of the Servicing Agreement, it will not (a) extend, amend, waive or otherwise modify the terms and conditions of any Acquired Receivable or Receivables Property, or (b) amend, modify or waive any term or condition of any Contract related thereto in a manner that could reasonably be expected to adversely affect the collectibility of any Pool Receivable or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.06.  Change in Payment Instructions to Obligors.  Subject to the Transition Exceptions, it will not add or terminate any Collection Account from those listed in Schedule 5 (Facility Accounts and Account Banks) to the Receivables Loan Agreement, or make any change in the instructions to Obligors regarding payments to be made in respect of the Acquired Receivables or payments to be made to the Collection Accounts, unless the Buyer and the Administrative Agent shall have received at least ten (10) Business Days prior written notice of such addition, termination or change (including an updated Schedule 5 (Facility Account and Account Banks) to the Receivables Loan Agreement) and a fully executed Account Control Agreement with respect to each new Collection Account to which such Obligors have been instructed to make such payments has been delivered to the Buyer and the Administrative Agent.  Each Collection Account shall be maintained at all times in the name of the Person specified in such Schedule 5.

SECTION 4.07.  Deposits to Collection Accounts.  It will instruct all Obligors to remit all payments in respect of the Receivables to a Collection Account, in each case, subject to a valid and enforceable Account Control Agreement, subject to Transition Exceptions.  If any Originator shall receive any Collections or other amount payable in respect of an Acquired Receivable directly, such Originator shall promptly (and in any event within one Business Day) deposit such Collections or other amount into a Collection Account.  Subject to Transition Exceptions, each Originator shall use commercially reasonable efforts to prevent funds which do not constitute Collections from being deposited into a Collection Account.  Each Originator shall, as soon as practicable following receipt and identification thereof, and in any event within one Business Day after receipt and identification thereof, request the Servicer or the Administrative Agent, as applicable, turn over or cause to be turned over to the applicable Person as may be entitled thereto any cash collections or other cash proceeds received in any Collection Account and not constituting Collections of Acquired Receivables, Related Security with respect thereto or any other Collateral.

SECTION 4.08.  Further Assurances; Change in Name or Jurisdiction of Organization, Etc.

(a)           It agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the applicable Transferee or the Administrative Agent or any of its assigns may reasonably request, to confirm, perfect, protect or more fully evidence the applicable Transferee’s ownership of (or the Administrative Agent’s first priority perfected security interest in) the Acquired Receivables and Receivables Property related thereto and the Collection Accounts, or to enable the applicable Transferee or the Administrative Agent to exercise and enforce their respective rights and remedies under this Agreement and the other Transaction Documents.  Without limiting the foregoing, such Originator will, upon the request of the applicable Transferee or the Administrative Agent, execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments and documents that may be necessary or desirable, or that the Buyer or the Administrative Agent may request, to confirm, perfect, protect or evidence the applicable Transferee’s ownership of, and the Administrative Agent’s first priority perfected security interest in, the Acquired Receivables, the Receivables Property and the Collection Accounts.  Such Originator authorizes the Parent, the Buyer, the Administrative Agent or any of their respective assigns to file financing or continuation statements or similar instruments, and amendments thereto and assignments thereof, relating to the Acquired Receivables, the Receivables Property related thereto and the Collection Accounts without the signature of such Originator.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by Law.

(b)           It shall not, and will not take any action to, change its jurisdiction of organization unless the Buyer and the Administrative Agent shall have received at least 30 days advance written notice of such change and all action by such Originator necessary or appropriate to confirm, perfect, protect or maintain the perfection of the applicable Transferee’s (and its assigns’) interest in the Acquired Receivables, Receivables Property and the Collection Accounts (including, without limitation, the filing of all financing statements and the taking of such other action as the Parent, the Buyer and the Administrative Agent may reasonably request in connection with such change) shall have been duly taken.

(c)           It will not change its name, identity, corporate structure, location or tax identification number or make any other change which could render any financing statement or similar instrument filed in connection with any Transaction Document seriously misleading or otherwise ineffective under applicable Law, unless the Buyer and the Administrative Agent shall have received at least 30 days advance written notice of such change prior to the effectiveness thereof and all action by such Originator necessary or appropriate to confirm, perfect, protect or maintain the perfection and priority of the applicable Transferee’s (and its assigns’) interest in the Acquired Receivables, Receivables Property related thereto and the Collection Accounts (including the filing of all financing statements and the taking of such other action as the Parent, the Buyer and the Administrative Agent may request in connection with such change) shall have been duly taken.

SECTION 4.09.  Separateness.  It shall:

(a)           maintain corporate records and books of account separate from those of the Buyer;

(b)           ensure that the resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained as official records;

(c)           maintain an arm’s-length relationship with the Buyer and not hold itself out as being liable for any Indebtedness of the Buyer;

(d)           keep its assets and its liabilities wholly separate from those of the Buyer;

(e)           not mislead third parties by conducting or appearing to conduct business on behalf of Buyer or expressly or impliedly representing or suggesting that it is liable or responsible for any Indebtedness of the Buyer or that its assets are available to pay the creditors of the Buyer;

(f)            not hold the Buyer out to third parties as other than an entity with assets and liabilities distinct from it or any Affiliate or Subsidiary thereof;

(g)           not hold itself out to be responsible other than, in the case of Tribune, owning the membership interests of the Buyer, for any decisions or actions relating to the Buyer;

(h)           cause the Buyer to prepare separate financial statements;

(i)            take such other actions as are necessary on its part to ensure that all corporate procedures required by its and the Buyer’s respective Organic Documents are duly and validly taken;

(j)            keep correct and complete records and books of account and corporate minutes;

(k)           not act in any manner that could foreseeably mislead others with respect to the Buyer’s separate identity;

(l)            at all times limit its transactions with the Buyer only to those expressly permitted hereunder or under any other Transaction Document;

(m)          take all other actions that are necessary to be taken by it in order to (i) ensure that the assumptions and factual recitations set forth in the True Sale and Non-Consolidation Opinion, dated the date hereof, of Sidley Austin LLP remain true and correct in all respects with respect to it and the Buyer and (ii) comply in all respects with those procedures described in such provisions which are applicable to it or the Buyer; and

(n)           not take action that would cause the Borrower to cease to be in compliance with Clause 5.1(i) (Separateness) of the Receivables Loan Agreement.

SECTION 4.10.  Change in Credit and Collection Policies.  It will not make any change in the Credit and Collection Policies without the prior written consent of the Administrative Agent except, in either case, for any such change (i) that would not (A) impair the collectibility of the Acquired Receivable in any material respect, (B) otherwise have a Material Adverse Effect or (C) adversely affect in any material respect the interests or remedies of the Buyer (or its assignees), or (ii) as required by applicable Law.

SECTION 4.11.  Mergers, Etc.  Each Sub-Originator shall, at all times prior to the Originator Termination Date for such Sub-Originator, be a direct or indirect Qualifying Subsidiary of the Parent.

SECTION 4.12.  Taxes.  It will (i) file all Tax returns and reports required by Law to be filed by it, except to the extent failure to file would not reasonably be expected to have a Material Adverse Effect, and (ii) promptly pay all Taxes and governmental charges at any time then due and payable by it, except to the extent such Taxes or governmental charges are being contested in good faith by appropriate proceedings and it has set aside in its books adequate reserves in accordance with GAAP.  Each Originator will pay when due any Taxes payable by that Originator in connection with any Receivable and Receivables Property transferred (or purported to have been transferred) by such Originator to the Buyer hereunder.  Except in the case of KPLR, Inc. and Tribune Television New Orleans, Inc., it agrees to take all actions and to do all things necessary or appropriate to maintain its status as either (a) an S corporation, (b) a qualified subchapter S subsidiary within the meaning of IRC Section 1361 and 1362 or (c) a disregarded entity not treated as an entity separate from the Parent for U.S. federal tax purposes.

SECTION 4.13.  Change in Accountants or Accounting Policies.  It shall promptly notify the Administrative Agent of any change in its outside accountants or material change in its accounting policies that relate to the Receivables, that affect the reports required to be delivered hereunder or that could reasonably be expected to have a Material Adverse Effect.

SECTION 4.14.  Power of Attorney.  It will not voluntarily revoke or attempt to revoke any power of attorney granted by it in connection with the transactions contemplated by the Transaction Documents.

SECTION 4.15.  Instruments.  It shall not take any action to cause any Receivable not evidenced by a negotiable instrument upon origination to become evidenced by a negotiable instrument, except in connection with the enforcement or collection of a Defaulted Receivable or otherwise in accordance with the Servicer’s standard operating practices.

SECTION 4.16.  Treatment as Sales or Contribution.  Except to the extent otherwise required under GAAP, it shall not account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than as a sale or contribution, as applicable, and absolute conveyance of the Receivables and Receivables Property by such Originator to the Buyer (except that, in accordance with applicable tax principles, each Purchase may be ignored for Tax reporting purposes).

SECTION 4.17.  Organic Documents.  Unless otherwise required by applicable Law, it will not amend, modify, change or repeal any of its Organic Documents, unless such amendment, modification, change or repeal could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.18.  Licenses, Etc.  It shall maintain in full force and effect all licenses, approvals, authorizations, consents, registrations and notifications which are at any time required in connection with the performance of its duties and obligations hereunder and under the other Transaction Documents to which it is a party, except where the absence of the same would not be reasonably likely to have a Material Adverse Effect.

SECTION 4.19.  Title.  At all times on and after the applicable Effective Date until the applicable Originator Payout Date, (a) it shall duly take all actions in each jurisdiction necessary in order to protect the ownership interests of the Parent and the Buyer and the security interest of the Administrative Agent in the Acquired Receivables, the Receivables Property with respect thereto and the Collection Accounts against any Adverse Claim or the interest of any creditor of or purchaser from any Transaction Party and/or such Originator, (b) such Originator shall duly execute (if necessary), file or serve in or on the appropriate filing office, Official Body or other Person in each jurisdiction necessary all financing statements and other documents required to be recorded or filed in order to perfect and protect the ownership interests of the Parent and the Buyer and the security interest of the Administrative Agent in the Acquired Receivables, the Receivables Property with respect thereto and the Collection Accounts against any Adverse Claim or the interest of any creditor of, or purchaser from, any Transaction Party and/or such Originator, and (c) it shall pay in full all fees and Taxes, if any, in connection with such actions and filings when or before due.

SECTION 4.20.  Performance and Compliance with Contracts and Credit and Collection Policies.  It will, at its expense, timely and fully comply with the Credit and Collection Policies in all material respects.

SECTION 4.21.  Account Control Agreements.  Subject to Transition Exceptions, it will cause all Collection Accounts to be subject at all times to an Account Control Agreement duly executed by each of the parties thereto, and cause the Collection Accounts listed on such Exhibit III to be subject to an Account Control Agreement thereon, and a fully executed copy of such Account Control Agreement to be delivered to the Administrative Agent.

SECTION 4.22.  Collection Capability.  It will maintain the collection capability of its respective servicing platform as required to collect the Receivables and Receivables Property related thereto, including the ability to report on or otherwise identify the Unpaid Balance of any Receivable, the receipt of any Collections or other proceeds with respect to any Receivable or any other relevant information, in each case, on a Receivable by Receivable basis.

SECTION 4.23.  Servicing Changes.  It will not make any change to its administration, servicing or collection systems unless such change is permitted by the Credit and Collection Policies.

SECTION 4.24.  Amendments.  It will not make or suffer to exist any amendment or other modification to any Transaction Document to which it is a party except in accordance with the amendment provisions thereof and Clause 5.1(k) (Transaction Documents) of the

Receivables Loan Agreement (which will require the written consent of the Administrative Agent).

SECTION 4.25.  Inspections; Agreed Upon Procedures.  Until the applicable Originator Payout Date, at its expense (but subject to the last sentence of this clause), during regular business hours as requested by the Buyer, the Administrative Agent and/or any Funding Agent upon (in the absence of a Facility Event) reasonable prior notice, it shall permit the Parent, the Buyer, the Administrative Agent and/or any Funding Agent, or their respective agents or representatives (including the Lenders and their independent accountants or consultants) (a) to conduct periodic audits of, or to perform agreed upon procedures with respect to, Receivables and the Receivables Property and the related books and records, including the Contracts, and collections systems, (b) to examine and make copies of and abstracts from all documents, purchase orders, invoices, agreements, books, records and other information (including computer programs, tapes, discs, punch cards, data processing software, storage media and related property and rights) in its possession or under the control relating to the Receivables and Receivables Property, including the Contracts, and (c) to visit its offices and properties for the purpose of examining such materials described in clause (a) and (b) above, and to discuss matters relating to the Receivables and Receivables Property or its performance hereunder and under the other Transaction Documents to which it is a party or under the Contracts with any of its officers or employees having knowledge of such matters.  Unless a Facility Event has occurred, the Borrower shall not be liable for the expense of more than two audits or agreed upon procedures reports during any fiscal year of the Borrower, and any additional audits or agreed upon procedures reports shall be at the expense of the Lenders.

SECTION 4.26.  Reporting Requirements.  The Parent, on behalf of itself and each other Originator, will:

(a)           Financial Statements

Maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Buyer and the Administrative Agent:

(i)            as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Parent, unaudited consolidated balance sheets of Parent and its Subsidiaries as of the end of such quarter and unaudited consolidated statements of income, shareholders’ equity and cash flows of Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer, the chief accounting officer or the treasurer of Parent as having been prepared in accordance with GAAP (subject to year-end audit adjustments);

(ii)           as soon as available and in any event within 90 days after the end of each fiscal year of Parent, a copy of the annual audit report for such fiscal year for Parent and its Subsidiaries, containing the consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal year and consolidated statements of income, shareholders’ equity and cash flows of Parent and its Subsidiaries for such fiscal year, in each case accompanied by an opinion as to such audit report by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, certified by such accountants without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, provided that, if Parent switches from one independent public accounting firm to another and if such switch has occurred during any fiscal period being audited by such new accounting firm, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to the period of such fiscal period prior to its retention; and

(iii)          together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit A-6 to the Servicing Agreement signed by Parent’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

Financial statements required to be delivered for the Parent pursuant to this Section 4.26 shall be deemed to have been delivered on the date on which Parent posts reports containing such financial statements on its website on the Internet at www.sec.gov or at such other website identified by Parent in a notice to the Buyer and the Administrative Agent and that is accessible by the Lenders without charge; provided that Parent shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Administrative Agent and provided further that the Lenders shall be deemed to have received such financial statements on the date (x) the information regarding the website where such financial information can be found is posted at the website of the Administrative Agent (or, with respect to any Lender that is a party to the Senior Credit Agreement, the website of the “Agent” thereunder) identified from time to time by the Administrative Agent to the Lenders and Parent (or by the “Agent” under the Senior Credit Agreement to the “Lenders” thereunder, as applicable) and (y) such posting is promptly notified to the Lenders (or the “Lenders” under the Senior Credit Agreement, as applicable), it being understood that the Originators shall have satisfied the timing obligations imposed by this Section 4.26 as of the date such information is delivered to the Administrative Agent (or the “Agent” under the Senior Credit Agreement, as the case may be).

(b)           ERISA

Promptly after the occurrence thereof, furnish to each Funding Agent written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could be reasonably expected to result in a material liability to a Transaction Party.

(c)           [Reserved]

(d)           Change in Business

To each Funding Agent, at least 30 days prior to any material change to any written Credit and Collection Policies, a written notice describing in detail any such change and providing a full and complete copy of such Credit and Collection Policies, and the effective date of change; provided, that, no change to the Credit and Collection Policies shall be made if it would cause a violation of Section 4.10 hereof or cause the Buyer to violate Clause 5.1(k) of the Receivables Loan Agreement (Nature of Business; Credit and Collection Policy).

(e)           Notice of Facility or Originator Events

As soon as possible and in any event within two (2) Business Days after a Responsible Officer of an Originator obtains knowledge of the occurrence of any Facility Event or Originator Event, furnish or cause to be furnished to each Funding Agent a written statement of a Responsible Officer of such Originator setting forth details of such Facility Event or Originator Event, and, if applicable, the action that such Originator or any of the Transaction Parties has taken and proposes to take with respect thereto.

(f)            [Reserved]

(g)           Termination or Suspension of Receivables Purchase Agreement

As soon as possible and in any event within one (1) Business Day after the occurrence thereof, furnish or cause to be furnished to each Funding Agent written notice that any Originator has stopped selling Receivables originated by such Originator to the Borrower pursuant to the Receivables Purchase Agreement or any other Originator Event has occurred thereunder.

(h)           Notices Under Transaction Documents

Concurrently with receipt thereof by such Originator, furnish or cause to be furnished to each Funding Agent copies of all written notices received by such Originator from another Transaction Party Originator pursuant to any Transaction Document to the extent not previously provided to the Administrative Agent by another Transaction Party.

(i)            Litigation; Material Adverse Effect

Promptly (and in any event within two (2) Business Days) after the occurrence thereof, furnish or cause to be furnished to each Funding Agent written notice of:

(i)            (A) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or by or before any Official Body against, or any investigation by any Official Body that may exist with respect to any Transaction Party, the Facility Accounts, the Transaction Documents or the transactions contemplated thereby in each case, which could reasonably be expected to have a Material Adverse Effect and (B) any material adverse development (including without limitation any judgment against a Transaction Party) that has occurred with respect to any such previously disclosed litigation, investigation or proceeding; and

(ii)           any other event or condition with respect to any Transaction Party that has had, or could reasonably be expected to have, a Material Adverse Effect.

(j)            Defaults Under Other Agreements

Furnish written notice to each Funding Agent promptly upon the occurrence of an event of default under any other financing arrangement with respect to Material Indebtedness pursuant to which any Transaction Party is a debtor or an obligor.

(k)           Other Information

Furnish or cause to be furnished to the Administrative Agent and each Funding Agent, promptly upon request, such other information respecting the Pool Receivables, the Related Security related thereto, the Facility Accounts, the Collateral or the condition or operations, financial or otherwise, of any Transaction Party as such Funding Agent may from time to time reasonably request.

ARTICLE V
ADMINISTRATION AND COLLECTION

SECTION 5.01.  Designation of Servicer.  (a) Consistent with the Buyer’s ownership of the Acquired Receivables and Receivables Property related thereto, each Originator acknowledges and agrees that the servicing, administration and collection of the Acquired Receivables and Receivables Property related thereto shall be the responsibility and right of the Buyer and its assigns.  The Buyer has advised the Originators that (a) the Buyer has granted and will grant a security interest in the Acquired Receivables, the Receivables Property related thereto and the Collection Account to the Administrative Agent, for the benefit of the Secured Parties under and pursuant to the Security Agreement and (b) the servicing, administration and collection of the Acquired Receivables and Receivables Property related thereto shall be conducted by the Persons designated as the Servicer pursuant to the Servicing Agreement from time to time.  Pursuant to the Servicing Agreement (i) the Buyer has requested Tribune and Tribune has agreed that it will, act as the initial Servicer and (ii) Tribune has appointed each Originator to act as its Sub-Servicer with respect to the Acquired Receivables originated by such Originator and the Receivables Property related thereto and each Originator has accepted such appointment.

(b)           Prior to the date on which the Servicer must prepare and deliver any Portfolio Report or Supplemental Report or assist in the preparation of, or take such action as required with respect to, any Portfolio Report or Supplemental Report pursuant to the Servicing Agreement and the Receivables Loan Agreement, each Originator will make available to the Servicer all information necessary for the preparation of such Portfolio Report or Supplemental Report, including (i) information in their possession or control regarding all Purchases hereunder occurring during the period to be covered in such report and (ii) the aggregate original Unpaid Balance of the Receivables sold by such Originator during such period, the aggregate Purchase Price for such Receivables sold by such Originator and the components of payment as provided in Section 1.02 (Payment for the Purchase).

SECTION 5.02.  Certain Rights of the Buyer.  (a) Each Originator and the Buyer hereby agree that the Administrative Agent may (and if so directed by the Administrative Agent or the Required Committed Lenders, shall) at any time following the occurrence and during the continuation of a Trigger Event or Originator Termination Event, assume exclusive control of the Facility Accounts, and, may take such actions to effect such transfer or assumption as it may determine to be necessary or appropriate (including delivering the notices attached to the Account Control Agreements).

(b)           Following the occurrence and during the continuance of a Trigger Event, at the Parent’s, the Buyer’s (acting either on its own initiative or at the request of the Administrative Agent or the Required Committed Lenders) or the Administrative Agent’s request and at the Originator’s expense, each Originator shall (and if that Originator shall fail to do so within two Business Days, the Parent, the Buyer or the Administrative Agent may) take any or all of the following actions:

(i)            Such Originator shall execute any power of attorney or other similar instrument and/or take any other action necessary or desirable to give effect to the notification and directions described in this Section and such further acts necessary to convey or perfect the Parent’s and the Buyer’s title or the Administrative Agent’s security interest in the Acquired Receivables and Receivables Property of that Originator;

(ii)           Such Originator shall (A) assemble all of the Contracts, documents, instruments and other Records (including computer tapes and disks) that evidence or relate to the Acquired Receivables of that Originator and any Receivables Property with respect thereto, or that are otherwise necessary or desirable to collect such Acquired Receivables and any Receivables Property with respect thereto, and shall make the same available to the Parent, the Buyer and the Administrative Agent at a place selected by the Administrative Agent or its designee and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of such Acquired Receivables in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee; and

(iii)          At any time following a Trigger Event or Originator Event, such Originator shall (A) notify each Obligor of Acquired Receivables of that Originator of the sale, assignment, transfer and conveyance of the Acquired Receivables and Receivables Property with respect thereto pursuant hereto and of the Parent’s and the Buyer’s ownership of, and the Administrative Agent’s security interest in, the Acquired Receivables and Receivables Property with respect thereto, and (B) direct such Obligors that payments under any such Acquired Receivable or any Receivables Property with respect thereto be made directly to the Buyer or Administrative Agent or their designees.

(c)           Following the occurrence and during the continuation of a Trigger Event, each Originator hereby authorizes the Buyer and the Administrative Agent to take any and all steps in such Originator’s name and on behalf of such Originator that are necessary or desirable, in the determination of the Buyer or the Administrative Agent, to collect amounts due under the Acquired Receivables and any Receivables Property with respect thereto, including (i) endorsing in such Originator’s name and in favor of or otherwise to the order of the Buyer checks and other instruments representing Collections, (ii) enforcing the Acquired Receivables and any Receivables Property with respect thereto, including to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with therewith and to file any claims or take any action or institute any proceedings that the Buyer or the Administrative Agent (or any designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of such Originator in respect of, the Acquired Receivables and any Receivables Property with respect thereto and the other Transaction Documents.

SECTION 5.03.  Rights and Remedies.  (a) If any Originator fails to perform any of its obligations under this Agreement or any other Transaction Document to which it is a party, taking into account any applicable grace periods and/or right to remedy breaches, the Buyer or the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the costs and expenses of the Parent, the Buyer and the Administrative Agent incurred in connection therewith shall be payable by such Originator.

(b)           Each Originator shall perform its obligations under the Contracts and in respect of the Receivables Property to the same extent as if they had not been sold to the applicable Transferee or its assigns and the exercise by the applicable Transferee or its assigns of its rights under or in connection with this Agreement shall not release any Originator from any of its duties or obligations with respect to any Contracts or in respect of the Receivables Property.  The applicable Transferee or its assigns shall not have any obligation or liability with respect to any Receivable, Receivables Property or Contracts, nor shall it be obligated to perform the obligations of any Originator thereunder or in respect thereof.

(c)           Each Originator shall cooperate with the Servicer in collecting amounts due from Obligors in respect of the Acquired Receivables and the Receivables Property related thereto.

ARTICLE VI
INDEMNIFICATION

SECTION 6.01.  Indemnities by Originators.  Without limiting any other rights that the Buyer and its respective officers, directors, agents, employees, assigns (including the Administrative Agent and each Secured Party), controlling Persons or Affiliates of any of the foregoing (each, an “Indemnified Party”) may have hereunder, under any other Transaction Document or under applicable Law, the Originators, jointly and severally, agree to indemnify and keep indemnified each Indemnified Party from and against any and all damages, losses, claims, liabilities, deficiencies, costs, disbursements and expenses, including interest, penalties, amounts paid in settlement and lawyers’ fees and expenses (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any Indemnified Party (including in connection with or relating to any investigation by an Official Body, litigation or lawsuit (actual or threatened) or order, consent, decree, judgment, claim or other action of whatever sort (including the preparation of any defense with respect thereto regardless of whether such Indemnified Party is a party thereto)), in each case, arising out of or resulting from this Agreement or any transaction contemplated hereby, excluding, however (a) Indemnified Amounts to the extent that such Indemnified Amounts are finally judicially determined to have resulted from the bad faith, gross negligence, or willful misconduct on the part of such Indemnified Party, and (b) recourse (except as otherwise specifically provided in this Agreement or any other Transaction Document) for Acquired Receivables that are not collected or not collectable on account of the insolvency, bankruptcy or financial inability to pay off the Obligors in respect of such Acquired Receivables and (c) Taxes, excluding those Taxes owed to the Borrower.

Without limiting the generality of the foregoing indemnification, but subject to the exclusions set forth in clauses (a) and (b), above, the Originators jointly and severally shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i)            reliance on any representation or warranty made by any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)           the failure by any Originator to comply with any term, provision or covenant contained in a Transaction Document or any agreement executed in connection with a Transaction Document or with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation;

(iii)          any failure of an Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)          any libel, personal injury or damage suit, or other similar claim arising out of or in connection with any Contract or any Receivable;

(v)           any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, (x) a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), (y) any defense or dispute relating to whether, as between an Advertising Agency and the related Advertising Agency Clients, which Person or Persons are obligated to make payment on a Receivable (whether before or after an Advertising Agency Client remits payment to the related Advertising Agency), and (z) or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)          the commingling of Collections of Receivables at any time with other funds;

(vii)         any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, or any other investigation, litigation or proceeding relating to an Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)        any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)           any Originator Termination Event described in Section 7.01 (Originator Termination Events);

(x)            any failure of any Transferee or its assigns to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Borrower to give reasonably equivalent value to the applicable Originator under the Receivables Purchase Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)           any failure to vest and maintain vested in the Buyer legal and equitable title to, and ownership of, and a first priority perfected ownership interest or any failure to vest and maintain vested in the Administrative Agent a first priority perfected security interest in the Receivables, the Related Security, the Collections and the Collection Accounts, in each case free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii)         the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Purchase or at any subsequent time;

(xiii)        the failure by an Originator to be duly qualified to do business, to be in good standing or to have filed appropriate fictitious or assumed name registration documents in any jurisdiction where its ownership of property or the conduct of business requires such qualification;

(xiv)        the failure of an Originator to pay when due any Taxes or charges imposed on such party;

(xv)         any action or omission by an Originator which reduces or impairs the rights of the Parent, the Buyer, the Administrative Agent, the Funding Agents or the Lenders with respect to any Receivable or the value of any such Receivable;

(xvi)        any attempt by any Person to void any Purchase, Contribution of Receivables to the Parent or the Buyer or any Loan or any other transaction contemplated by the Transaction Documents under statutory provisions or common law or equitable action; and

(xvii)       the failure of any Receivable included in the calculation of the Net Receivables Balance by an Originator in its capacity as a Servicer Party or otherwise as an Eligible Receivable to be an Eligible Receivable at the time so included.

ARTICLE VII
ORIGINATOR TERMINATION EVENTS; EFFECT OF TERMINATION DATE

SECTION 7.01.  Originator Termination Events.  If any of the following events (each an “Originator Termination Event”) shall occur and be continuing:

(a)           an Originator shall fail to make any payment or deposit of Collections or Deemed Collections required to be made by it hereunder or under any other Transaction Document to which it is a party when due hereunder or thereunder, and such failure shall continue for two (2) Business Days after the earlier of written notice to such Originator or a Responsible Officer of an Originator having actual knowledge of such failure; or any Originator shall fail to make any other payment or deposit required to be made by it hereunder or under any Transaction Document to which it is a party when due hereunder or thereunder and such failure shall continue for ten (10) days after the earlier of written notice to such Originator or a Responsible Officer of an Originator having actual knowledge of such failure; or

(b)           any representation, warranty, certification or statement made by an Originator in this Agreement or any other Transaction Document to which such Person is a party shall prove to have been incorrect in any material respect when made or deemed made; provided that if such breach relates to a Specified Provision and is capable of being cured, such breach shall not constitute an Originator Termination Event unless it continues unremedied for five (5) Business Days after the earlier of such Transaction Party receiving written notice of such breach or a Responsible Officer of a Transaction Party having actual knowledge of such breach; or

(c)           other than as addressed in Sections 7.01(a) and (b), an Originator shall fail to perform or observe any term, covenant, undertaking or agreement contained in this Agreement or any other Transaction Document to which such Person is a party and, if such failure relates to a Specified Provision and is capable of being remedied, such Person shall have failed to remedy such failure within 15 Business Days after the earlier of an Originator receiving written notice of such failure or an Originator having actual knowledge of such failure; or

(d)           (i) any Material Indebtedness of such Originator is declared or otherwise becomes due prior to its scheduled maturity as a result of any termination event, event of default or other similar event (however described), (ii) any pledge, charge or security interest securing the Material Indebtedness of any such Originator is enforced, or such security interest crystallizes, in whole or in part as a result of any termination event, event of default or other similar event (however described), or (iii) an “Event of Default” shall occur under, and as defined in, the Senior Credit Agreement;

(e)           an Event of Bankruptcy shall occur with respect to such Originator;

(f)            [Reserved]

(g)           any Transaction Party receives notice or becomes aware that a notice of lien has been filed against any Transaction Party under Section 430(k) of the IRC or Section 303(k) of ERISA for a failure to make a required installment or other payment to a plan to which Section 430 of the IRC or Section 303 of ERISA applies;

(h)           other than as permitted by Clause 11.14 of the Receivables Loan Agreement (Limitations on Addition and Termination of Originators), any Change of Control shall occur with respect to an Originator; or

(i)            judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against one or more Originators and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which payment for such judgment or order shall remain unsatisfied or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of such Originators;

(j)            this Agreement or any Account Agreement or any provision hereof or thereof shall cease, for any reason, to be in full force and effect with respect to an Originator (other than as a result of a termination of an Originator’s obligations in compliance with Section 1.09 (Termination of Status as Originator), or an Originator shall (except as expressly permitted by any Transaction Document) so assert in writing or shall otherwise seek to terminate or disaffirm its obligations hereunder or under any other Transaction Document to which it is a party; or

(k)           a Facility Termination Event shall occur under the Receivables Loan Agreement;

then the Buyer (or the Administrative Agent acting on behalf of the Buyer) may, (and if so directed by the Required Committed Lenders shall), declare the Termination Date to have occurred with respect to either each Originator with respect to which an Originator Termination Event has occurred or as to all Originators, provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) specified in Section 7.01(e), the Termination Date shall occur automatically with respect to all Originators.  Upon any such declaration or upon such automatic termination, the Buyer and the Administrative Agent shall have, in addition to the rights and remedies which they may have with respect to the applicable Originator or Originators under this Agreement, all other rights and remedies provided after default under applicable Law, which rights and remedies shall be cumulative.

SECTION 7.02.  Effect of Termination Date.  Following the occurrence of the Termination Date in respect of any Originator or Originators, the applicable Originator or Originators shall not sell or contribute, and the Buyer shall not purchase or receive as a capital contribution from such Originator or Originators, any Receivables or Receivables Property.  It is understood and agreed that the termination of an Originator pursuant to Section 1.09 (Termination of Status as an Originator) shall constitute a Facility Termination Event and the resulting Originator Termination Event shall apply to all Originators, unless such Facility Termination Event shall have been waived in accordance with the terms of the Receivables Loan Agreement.

No termination or rejection or failure to assume the executory obligations of this Agreement in any Event of Bankruptcy with respect to any Originator or the Buyer (or the Buyer’s assignees) shall be deemed to impair or affect the obligations pertaining to any executed sales, executed contributions or other executed obligations or undertakings, including pre-termination breaches of representations and warranties by the Originators or the Buyer.

Notwithstanding anything herein or any other Transaction Document to the contrary (a) the occurrence of the Termination Date in respect of any Originator or Originators shall not discharge any Person from any obligations incurred prior to the Termination Date, including any obligations to make any payments with respect to the interest of the applicable Transferee or its assigns in any Receivable or other Receivables Property sold, assigned, transferred and otherwise conveyed by the applicable Originator to the applicable Transferee or its assigns prior to the Termination Date; and (b) the rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article III (Representations and Warranties), it being understood and agreed that any such rights and remedies shall be no greater than the rights and remedies that existed prior to the Termination Date, and the provisions of Section 1.03 (Deemed Collections), 8.03 (Costs, Expenses and Taxes), 8.05 (No Proceedings) and 8.09 (Choice of Law) shall survive the occurrence of the Termination Date.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.  Waivers and Amendments.  (a) No failure or delay on the part of the Parent, the Buyer, the Administrative Agent or any Funding Agent in exercising any power or other right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such power or other right or remedy preclude any further exercise thereof or the exercise of any other power or other right or remedy.  The rights and remedies herein provided shall be cumulative and non-exclusive of any rights and remedies provided by Law.

(b)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Buyer and the Parent and consented to by the Administrative Agent (with the consent of the Committed Lenders), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.02.  Notices.  (a) All communications and notices provided for hereunder shall be provided in the manner described in Schedule 2 (Address and Notice Information) to the Receivables Loan Agreement.

(b)           Each Sub-Originator hereby appoints the Parent as its agent and irrevocably authorizes the Parent to execute and deliver all notices required hereunder on its behalf.  Any notice required to be delivered to any Sub-Originator hereunder shall be deemed delivered to such Sub-Originator if delivered to the Parent in accordance with the terms hereof.  The Parent accepts such appointment as agent of each Sub-Originator and agrees to act thereas until the date on which this Agreement has terminated in accordance with its terms.  Each Sub-Originator agrees not to revoke, modify or withdraw such appointment until terminated pursuant to the preceding sentence.

SECTION 8.03.  Costs, Expenses and Taxes.  In addition to the rights and indemnification granted under Section 6.01 (Indemnities by Originators) and their other obligations herein, the Originators jointly and severally agree to pay all costs and expenses incurred by any Indemnified Party in connection with the preparation, execution, delivery and administration of this Agreement and the other documents and agreements to be delivered hereunder or in connection herewith, including (i) the fees and expenses of counsel for any such Indemnified Party with respect thereto and with respect to advising it as to its rights and remedies under this Agreement; (ii) all fees and expenses associated with any audits and other due diligence conducted prior to or after the Closing Date and (iii) any amendments, waivers or consents under the Transaction Documents.  In addition, the Originators jointly and severally agree to pay all costs and expenses of the Indemnified Parties, if any (including counsel fees and expenses), incurred in connection with the enforcement of, or any dispute, work-out, litigation or preparation for litigation involving, this Agreement and the other Transaction Documents.

SECTION 8.04.  Confidentiality.  The Fee Letters (including any prior drafts thereof) and any other pricing information relating to the facility contemplated by the Transaction Documents (including such information set forth in any engagement letter, term sheet or proposal prior to the Closing Date) (collectively, “Product Information”) are  confidential.  Each of the Originators agrees:

(a)           to keep all Product Information confidential and to disclose Product Information only to those of its Affiliates and its and their respective officers, employees, agents, accountants, legal counsel and other representatives (collectively “Representatives”) who have a need to know such Product Information for the purpose of assisting in the negotiation, completion and administration of the facility contemplated hereby (the “Facility”);

(b)           to use the Product Information only in connection with the Facility and not for any other purpose; and

(c)           to cause its Representatives to comply with these provisions and to be responsible for any failure of any Representative to so comply.

The provisions of this Clause 8.04 shall not apply to Product Information that is or hereafter becomes (through a source other than the Originators or any of their respective Affiliates or other Representatives) a matter of general public knowledge.  The provisions of this Clause 8.04 shall not prohibit any Originator from filing with any governmental or regulatory agency any information or other documents with respect to the Facility as may be required by applicable Law.  Product Information may be disclosed (I) to the extent requested or required by any state, Federal or foreign authority or examiner regulating the any Originator, (II) to the extent required by applicable law, rule or regulation or by any subpoena or similar legal process, or in connection with the enforcement of the Transaction Documents, (III) in connection with any litigation or legal proceeding relating to or in connection with the Transaction Documents or the enforcement of rights hereunder or thereunder or to which the Originators or any of their respective Affiliates may be a party, (IV) with the consent of the Funding Agents, or (V) to any Rating Agency when required by such Rating Agency.

SECTION 8.05.  No Proceedings.  Each of the parties hereto hereby agrees that:

(a)           it will not institute against, or join any other Person in instituting against, the Buyer any proceeding of the type referred to in the definition of Event of Bankruptcy so long as there shall not have elapsed one year plus one day since the Final Payout Date;

(b)           it will not institute against any Conduit Lender (or its related commercial paper issuer) any proceeding of the type referred to in the definition of Event of Bankruptcy so long as any Commercial Paper or other indebtedness issued by such Conduit Lender shall be outstanding or there shall not have elapsed two years plus one day since the last day on which any such Commercial Paper or other senior indebtedness shall have been outstanding;

(c)           notwithstanding anything to the contrary contained herein or in any other Transaction Document, the obligations of each Conduit Lender under the Transaction Documents are solely the corporate obligations of such Conduit Lender and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Lender in excess of funds necessary to pay in full all outstanding Commercial Paper issued by such Conduit Lender and shall be non-recourse other than with respect to such excess funds and, without limiting Section 8.05(b), if ever and until such time as such Conduit Lender has sufficient funds to pay such obligation shall not constitute a claim against such Conduit Lender; and

(d)           notwithstanding anything contained herein or in any other Transaction Document to the contrary, the obligations of the Buyer to the Originators under the Transaction Documents are solely the corporate obligations of the Buyer and shall be payable solely to the extent of funds which are received by the Buyer pursuant to the Transaction Documents and available for such payment in accordance with the terms of the Transaction Documents and shall be non-recourse other than with respect to such available funds and, without limiting Section 8.05(a), if ever and until such time as the Buyer has sufficient funds to pay such obligation shall not constitute a claim against the Buyer.

SECTION 8.06.  Third Party Beneficiary.  (a) Each of the parties hereto hereby acknowledges that the Buyer may assign all or any portion of its rights under and pursuant to this Agreement and that such assignees may further assign, or grant security interests in, their rights under this Agreement, and each Originator hereby consents to any such assignment or grant.  All such assignees and secured parties, and all other Indemnified Parties, shall be third party beneficiaries of, and in the case of assignees shall to the extent provided in the relevant assignment agreement be entitled to enforce the applicable Transferee’s rights and remedies under and pursuant to, this Agreement to the same extent as if they were parties hereto.  Without limiting the generality of the foregoing, each Originator hereby acknowledges that the Buyer has granted and will grant a security interest in all of its powers and other rights and remedies under and pursuant to this Agreement to the Administrative Agent pursuant to the Security Documents.  The Originator agrees that the Administrative Agent (for the benefit of the Secured Parties) shall, subject to the terms of the Receivables Loan Agreement, have the right to enforce this Agreement and to exercise directly each applicable Transferee rights and remedies under this Agreement (including the right to give or withhold any consents or approvals of the Buyer to be given or withheld hereunder) and each Originator agrees to cooperate fully with the Administrative Agent in the exercise of such rights and remedies.  Each Originator further agrees to give to the Administrative Agent copies of all notices and reports it is required to give each applicable Transferee hereunder.

(b)           Notwithstanding anything herein to the contrary, (i) no declaration of the Termination Date in respect of an Originator (other than a declaration pursuant to Section 1.09), and no other amendment, waiver, consent, request or other modification made or granted by any applicable Transferee hereunder, shall in any case be effective unless the same shall have been made or granted by, or approved in writing by, the Administrative Agent, and (ii) no declaration of the Termination Date in respect of an Originator by such Originator shall in any case be effective unless notice of such declaration shall have been received by the Funding Agents.

SECTION 8.07.  Restriction on Payments; Setoff.

(a)           The obligations of each Originator to make deposits and other payments contemplated by this Agreement is absolute and unconditional and all payments to be made by such Originator under or in connection with this Agreement or the Servicing Agreement, including in their capacities as Servicer Parties under the Servicing Agreement, shall be made free and clear of, and each Originator hereby irrevocably and unconditionally waives all rights of, any counterclaim, setoff, deduction or other analogous rights or defenses, which such Originator may have against the Parent, the Buyer, the Administrative Agent, the Secured Parties or otherwise (including any obligation of the Buyer under the Intercompany Note or in respect of the payment of the Purchase Price for any Receivable sold hereunder), whether under this Agreement, the Transaction Documents, applicable Law, in equity or otherwise.

(b)           Notwithstanding anything in this Agreement or elsewhere to the contrary, each Originator acknowledges and agrees to the restrictions on payments set forth in, and the other terms of, the Intercompany Note and agrees to be bound thereby.

(c)           Each Indemnified Party is hereby authorized (in addition to any other rights it may have) at any time to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any amounts and any other indebtedness held or owing by such Indemnified Party to, or for the account of, an Originator against the amount of the Transaction Party Obligations owing by such Originator to such Person.

SECTION 8.08.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic file in a format that is accessible by the recipient shall be effective as delivery of a manually executed counterpart of this Agreement

SECTION 8.09.  CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 8.10.  CONSENT TO JURISDICTION.  (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS, AND EACH PARTY HERETO HERBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)           EACH OF THE ORIGINATORS AND THE BUYER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED HEREIN.  NOTHING IN THIS SECTION 8.10 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW.

SECTION 8.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 8.12.  USA PATRIOT Act.  Buyer hereby notifies each Originator that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and any similar Law in any relevant jurisdiction (the “Acts”), each Lender is required to obtain, verify and record information that identifies the Transaction Parties, which information includes the name and address of each Transaction Party and other information that will allow such Lender to identify such Transaction Party in accordance with the Acts.

SECTION 8.13.  Binding Effect; Assignability.  (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also inure to the benefit of the parties to the Receivables Loan Agreement and the other Transaction Documents and their respective successors and assigns.  No Originator may assign or transfer its rights and obligations hereunder or any interest therein without the prior written consent of the Buyer and the Administrative Agent.  Each Originator acknowledges that the applicable Transferee’s rights under this Agreement and under each Account Control

Agreement may be assigned to the Buyer, if applicable, and to the Administrative Agent, on behalf of the Secured Parties, under the Security Documents and consents to such assignments and to the exercise of those rights directly by the applicable Transferee and/or the Administrative Agent to the extent permitted under the Security Documents.

(b)           This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until, with respect to any Originator,  the Originator Payout Date with respect to such Originator; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article III (Representations and Warranties) it being understood and agreed that any such rights and remedies shall be no greater than the rights and remedies that existed prior to termination of this Agreement, and the provisions of Sections 1.03 (Deemed Collections), 8.03 (Costs, Expenses and Taxes) and 8.09 (Choice of Law) shall be continuing and shall survive any termination of this Agreement.

SECTION 8.14.  Integration; Survival of Termination; Severability.  This Agreement and the other Transaction Documents executed by the parties hereto contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

TRIBUNE COMPANY, as Parent and as Servicer

By:	/s/ Chandler Bigelow III
Name: Chandler Bigelow III
Title: Senior Vice President/Chief Financial Officer

Signature Page 1

to

Receivables Purchase Agreement

CHICAGOLAND TELEVISION NEWS, INC.,
TRIBUNE BROADCAST HOLDINGS, INC.,
TRIBUNE INTERACTIVE, INC.,
KWGN INC.,
TRIBUNE TELEVISION HOLDINGS, INC.,
WGN CONTINENTAL BROADCASTING COMPANY,
WPIX, INC.,
TRIBUNE TELEVISION NEW ORLEANS, INC.,
KSWB INC.,
KTLA INC.,
KHCW INC.,
TOWER DISTRIBUTION COMPANY,
TRIBUNE TELEVISION NORTHWEST, INC.,
KPLR, INC.,
TRIBUNE TELEVISION COMPANY,
CHANNEL 40, INC.,
CHANNEL 39, INC.,
LOS ANGELES TIMES COMMUNICATIONS LLC,
WDCW BROADCASTING, INC.,
ORLANDO SENTINEL COMMUNICATIONS COMPANY,
SUN-SENTINEL COMPANY,
GOLD COAST PUBLICATIONS, INC.,
FORUM PUBLISHING GROUP, INC.,
THE DAILY PRESS, INC.,
CHICAGO TRIBUNE COMPANY,
THE BALTIMORE SUN COMPANY,
THE HARTFORD COURANT COMPANY, and
THE MORNING CALL, INC., as
Sub-Originators

By:	/s/ Jack Rodden
Name: Jack Rodden
Title: Assistant Treasuer
Authorized Signer

Signature Page 2

to

Receivables Purchase Agreement

TRIBUNE RECEIVABLES, LLC, as Buyer

By:	/s/ Brian F. Litman
Name: Brian F. Litman
Title: Assistant Treasurer

Signature Page 3

to

Receivables Purchase Agreement